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                                                                    Exhibit 3.12

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                    BFC 3 LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

      THIS LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") is dated to be effective as of August 31, 2000 by and among BFC 2 LP, a Delaware limited partnership ("BFC 2 LP"), BFOL 2 LP, a Delaware limited partnership ("BFOL 2 LP" and together with BFC 2 LP, the "Initial Members") and such other Persons (as that term is defined in Section 2.1) who shall be admitted in the future as members of the Company (as that term is defined in Section 1.1) in accordance with the terms hereof (such Persons, including BFOL 2 LP and BFC 2 LP, being hereinafter sometimes referred to collectively as the "Members" and individually as a "Member").

                                    ARTICLE 1

                                   THE COMPANY

      1.1 Formation. By execution of this Agreement and upon the filing of the Company's Certificate of Formation (the "Certificate") with the Secretary of State of the State of Delaware, the Initial Members hereby form BFC 3 LLC, a limited liability company (the "Company"), pursuant to the Delaware Limited Liability Company Act, Title 6, Section 18-101 et seq. of the Delaware Code, as amended from time to time (the "Act"). The parties intend that the Company shall be taxed as a partnership.

      1.2 Company Name. The name of the Company shall be BFC 3 LLC.

      1.3 Business of the Company. The Company may engage in any lawful business for which limited liability companies may be organized under the Act.

      1.4 Registered Office and Agent. The registered office of the Company in the State of Delaware and the Company's registered agent for service of process in the State of Delaware shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805-1297.

      1.5 Principal Place of Business. The principal office and place of business of the Company shall be 639 Isbell Road, Suite 390, Reno, Nevada 89509.

      1.6 Term. The existence of the Company shall commence on the date of filing of the Certificate with the Secretary of State of the State of Delaware and shall continue


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until the date on which the Company is dissolved in accordance with Article 7 of this Agreement.

                                    ARTICLE 2
                                     MEMBERS

      2.1 Members. Members may consist of such limited liability companies, corporations, partnerships, joint ventures, trusts or other entities ("Person(s)") who are, from time to time, admitted as members of the Company pursuant to the Act and this Agreement and whose names are set forth on SCHEDULE A which is attached hereto and made part of this Agreement, as such SCHEDULE A may be amended from time to time.

      2.2 Meetings. Meetings of the Members, for any purpose or purposes, may be called by the Manager, as defined in Article 3, or by any Members.

      2.3 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting. If a majority of the Members consent to voting on such action without a meeting, the affirmative vote of the Members that would otherwise be necessary to authorize or to take such action at a meeting ("Majority-in-Interest") shall be sufficient to constitute the act of the Members without a meeting. The action without a meeting must be evidenced by one (1) or more written consents describing the action taken, signed by a majority of Members in one (1) or more counterparts, indicating each signing Member's vote or abstention on the action and delivered to the Company for inclusion in the minutes or filing with the Company records. A consent signed under this section has the effect of a meeting vote and may be described as such in any document.

      2.4 Place of Meetings; Telephone Meetings. The Members may designate any place as the place of any meeting of the Members. A meeting may take place by telephone conference call or any other form of electronic communication through which the Members participating may simultaneously hear each other. Such meeting shall be deemed to be held at the principal office of the Company or at the place properly named in the notice calling the meeting.

                                    ARTICLE 3
                                   MANAGEMENT


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      3.1 Manager. The Company shall be managed by the "Manager," which shall be
BFOL 2 LP, until its removal or resignation, in which case a Manager shall be elected in accordance with this Article 3.

      3.2 Authority of Manager. Except as otherwise provided herein, the Manager of the Company shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities which the Manager deems necessary, useful or appropriate for the management and conduct of the Company's business and affairs, including the execution and delivery of any and all instruments, certificates, documents and agreements in connection with the Company's business. The Manager shall be appointed by the Members, as defined in Article 2, and shall serve until removal, resignation or death.

      3.3 Removal; Resignation; Vacancies. The Members may, at any time by written notice to the Manager, remove such Manager. Any Manager may resign at any time by giving written notice to the Members. Any such resignation shall take effect on the date specified in such notice or, if such notice is not dated and the date of resignation is not specified in such notice, on the date of the receipt of such notice by the Members. No acceptance of such resignation shall be necessary to make it effective. Upon the resignation of the Manager or other termination of the Manager's position with the Company, the Members may appoint a new Manager.

      3.4 Role of Members.

            (a) The Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members shall have all of the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, the Act.

            (b) The Members shall have voting rights solely with respect to matters for which the approval of the Members is affirmatively required by the Act.

      3.5 Delegation of Management to Officers. The Manager may delegate management authority of the Company to officers of the Company appointed by the Manager. Each officer shall hold office until his successor shall have been duly elected and shall have been qualified in accordance with the terms of this Agreement or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. An officer serves at the pleasure of the Manager, who may remove an officer at any time with or without cause and who may eliminate any officer position at any time. The removal of an officer is without prejudice to the contractual rights of the officer, if


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any. Any officer may resign at any time and for any reason. In the event of a vacancy in any office because of death, resignation or removal, the Manager shall elect a successor to such office.

                                    ARTICLE 4
                                     CAPITAL

      4.1   Initial Capital Contributions.

            (a) Each Initial Member is contributing to the capital of the Company the property and/or assets set forth opposite such Initial Member's name on SCHEDULE A attached hereto in exchange for the number of membership units in the Company set forth opposite such Initial Member's name on SCHEDULE A (each such unit, a "Membership Unit"). The Membership Units issued in exchange for each Member's capital contribution shall represent the Percentage Interest (as defined in Section 5.1) and Capital Account set forth opposite such Member's name on SCHEDULE A.

            (b) SCHEDULE A attached hereto shall be updated by the Manager to reflect the issuance of any additional Membership Units by the Company and any transfer of Membership Units by the Members permitted by this Agreement.

      4.2 No Additional Capital Contribution. The Members shall have no obligation to make additional capital contributions to the Company.

      4.3 Capital Accounts.

            (a) A capital account ("Capital Account") shall be maintained by the Company for each Member in accordance with Section 704(b) of the Internal Revenue Code of 1986, as amended and in effect from time to time (the "Code"), and the Treasury Regulations promulgated thereunder (the "Treasury Regulations").

            (b) Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member, the Capital Account of such Member shall be determined after giving effect to all allocations of profits and losses, and all distributions, with respect to transactions effected prior to the date as of which such determination is to be made.


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            (c)   No Member with a negative balance in his or its Capital
      Account shall have any obligation to the Company or the other Members to restore such negative balance.

            (d) No Member shall be entitled to interest on the amount of such Member's capital contribution to the Company.

            (e) A Member shall not be entitled to withdraw any part of his or its Capital Account or to receive any distribution from the Company, except as specifically provided in this Agreement. Any Member whose Membership Units shall be increased by means of a transfer to him or it of all or part of the Membership Units of another Member shall have a Capital Account that reflects such transfer.

      4.4 Sale of Additional Membership Units. In the event that the Manager deems that it would be advisable for the Company to raise additional capital beyond that contributed by the Initial Members and any subsequently admitted Members, the Company shall:

            (a) First, by giving written notice thereof to the address of each Member specified in SCHEDULE A hereto, offer additional Membership Units in the Company (the "Additional Membership Units") to the then existing Members for a capital contribution and on such other terms as may be determined by the Members. Such Additional Membership Units shall be offered in compliance with applicable law to all Members on a pro rata basis in proportion to their Percentage Interests and such offer shall remain open for a period of fifteen (15) days from the date of the notice thereof (the "Acceptance Period"). Any Member who desires to purchase all or any part of such Member's pro rata share of the Additional Membership Units will notify the Company in writing of the number of Additional Membership Units such Member desires to purchase no later than the expiration of the Acceptance Period ("Purchase Notice"). In addition, in the event that any Member fails to accept the offer with respect to such Member's full pro rata share of Additional Membership Units, the other Members will have the right to purchase up to the balance of the Additional Membership Units not so purchased. Each such other Member may exercise his or its right of oversubscription (each Member exercising such right, a "Participating Member") by offering to purchase in such Participating Member's Purchase Notice more than such Participating Member's pro rata share of the Additional Membership Units, up to the total number of Additional Membership Units. If the Participating Members in the aggregate offer to purchase a number of Additional Membership Units in excess of the total number of unsubscribed Additional Membership Units, then the Additional Membership Units will be allocated


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      among the Participating Members on a pro rata basis in proportion to their relative Percentage Interests. In no event shall any Member who does not subscribe to any such offering of Additional Membership Units have any obligation to make any capital contribution to the Company in connection with such offering;

            (b) Second, for the 60-day period following the expiration of the Acceptance Period, offer and sell any Membership Units offered but not acquired pursuant to subsection (a) above to Persons other than those who are then existing Members on such terms, not more favorable to the purchasers than those offered to the then existing Members, as the Members may determine. Any Additional Membership Units not sold by the expiration of such 60-day period will again become subject to the requirements of this Section 4.4.

                                    ARTICLE 5
                            ALLOCATIONS; DISTRIBUTION

      5.1 Allocation of Income or Loss. After the allocations made in accordance with Section 5.2, Net Income or Net Loss (and items thereof) for each fiscal year of the Company shall be allocated among the Members in accordance with their then respective Percentage Interests. As used herein with respect to any Member, the term "Percentage Interest" shall mean the percentage equal to the product of (a) one hundred (100) and (b) a fraction the numerator of which is the number of Membership Units held by a Member and the denominator of which is the total number of Membership Units held by all Members. For this purpose, "Net Income" and "Net Loss" shall mean the Company's taxable income or loss determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following modifications: (i) any income of the Company that is exempt from income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss; and (ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation
Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss. If during any fiscal year of the Company there is a change in any Member's Percentage Interest, then for purposes of complying with Code Section 706(d), the determination of Company items allocable to any period shall be made by using any method permissible under Code Section 706(d) and the Treasury Regulations thereunder. The Members agree to be bound by the provisions of this


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      Section 5.1 in reporting their shares of Company income, gain, loss, and deduction for tax purposes.

      5.2   Allocations Under Regulations.

            (a) Loss attributable (under Treasury Regulation Section 1.704-2(c)) to "partnership nonrecourse liabilities" (within the meaning of Treasury Regulation Section 1.704-2(b)(1)) shall be allocated among the Members in accordance with their respective Percentage Interests. As the allocation of partnership nonrecourse deductions will increase the potential minimum gain chargeback under Section 5.2(d), an allocation of partnership nonrecourse deductions under this provision will not reduce a Member's Capital Account.

            (b) Loss attributable (under Treasury Regulation Section 1.704-2(i)(2)) to "partner nonrecourse debt" (within the meaning of Treasury Regulation Section 1.704-2(b)(4)) shall be allocated, in accordance with Treasury Regulation Section 1.7042(i)(1), to the Member who bears the economic risk of loss with respect to the debt to which the Loss is attributable. As the allocation of partner nonrecourse deductions will increase the potential minimum gain chargeback under Section 5.2(d), an allocation of partner nonrecourse provisions under this provision will not reduce a Member's Capital Account.

            (c) If, in any year there is a net decrease in minimum gain (within the meaning of Treasury Regulation Section 1.704-2(d)) ("Minimum Gain") (other than a decrease attributable to a "book up" in the tax book value of the Company's assets, a decrease offset by an increase in Member Minimum Gain or any other decrease for which a minimum gain chargeback is not required under Treasury Regulation Section 1.704-2(f)), then each Member will be allocated income equal to that Member's share of the net decrease in Minimum Gain for the year, as determined by Treasury Regulation Section 1.704-2(g)(2). In the event there is insufficient income for the year to fully chargeback each Member's share of the decrease in Minimum Gain, then the chargeback for the year shall be in proportion to each Member's share of the decrease and any decrease that has not been charged back shall be carried over and be treated as a decrease in Minimum Gain in the following year. This subsection is intended to comply with the minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

            (d) If, in any year there is a net decrease in Minimum Gain (other than a decrease attributable to a "book up" in the tax book value of the Company's assets, a decrease offset by an increase in Minimum Gain or any other decrease for which a Member Minimum Gain chargeback is not required under Treasury


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      Regulation Section 1.704-2(i)(4)), then, after the allocation set forth above, each Member will be allocated income equal to that Member's share of the net decrease in Member Minimum Gain for the year, as determined by Treasury Regulation Section 1.704-2(i)(3). The items of income to be allocated under this section are determined under Treasury Regulation
      Section 1.704-2(j)(2). In the event there is insufficient income for the year to fully chargeback each Member's share of the decrease in Member Minimum Gain, then the chargeback for the year shall be in proportion to each Member's share of the decrease and any decrease that has not been charged back shall be carried over and be treated as a decrease in Member Minimum Gain in the following year. This subsection is intended to comply with the requirement of Treasury Regulation Section 1.704-2(i)(4) that there be a chargeback of partner nonrecourse debt minimum gain and shall be interpreted consistently therewith.

            (e) In the event any Member received any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that was not reasonably expected at the end of the preceding year and that causes, or increases, a deficit in the Member's Capital Account, income (composed of a pro rata portion of each element remaining after the allocations in earlier subsections of this section) shall be allocated to that Member in an amount and manner sufficient to eliminate any portion of the deficit balance in the Member's Capital Account that is attributable to the adjustment, allocation, or distribution referred to above. If there is insufficient income in any year to make the allocation called for under this subsection, then the shortfall shall be carried over to subsequent years and will be treated as items to be offset in those years. Allocations under this subsection will only be made to the extent that a Member has a deficit in his Capital Account after all other allocations provided in Article 4 have been tentatively made as if this subsection were not in the Agreement. For purposes of this subsection, a Member's Capital Account balance shall be increased by (i) his share of Minimum Gain, (ii) his share of Member Minimum Gain, and (iii) the amount, if any, by which his deficit Capital Account balance exceeds the sum of (i) and (ii) and which the Member is obligated to restore (or is treated as obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c)), and decreased by (iv) the amount of expected distributions in the next year from the current year's earnings and (v) to the extent not previously taken into account, the items described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4),
      (5) and (6).

      5.3 Other Allocations. When the tax book value of a Company asset is different from its adjusted tax basis for income tax purposes, then, solely for federal, state and local income tax purposes and not for purposes of computing Capital Accounts, income, gain, loss, deduction and credit with respect to such assets ("Section 704(c)


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Assets") shall be allocated among the Members to take this difference into account in accordance with the principles of Code Section 704(c), as set forth herein and in the Treasury Regulations thereunder and under Code Section 704(b). Except to the extent otherwise required by final Treasury Regulations, the calculation and allocations eliminating the differences between tax book value and adjusted tax basis of the Section 704(c) Assets shall be made on an asset-by-asset basis without curative allocations to overcome the "ceiling rule" of Treasury Regulation Section 1.704-1(c)(2) and Treasury Regulation Section 1.704-3(b)(1).

      5.4   Distributions.

            (a) Except as otherwise provided in this Agreement, all distributions of cash or other property from the Company to the Members shall be made to the Members in accordance with their respective Percentage Interests at such time or times, and in such kind and amounts, as a Majority-in-Interest of the Members deem appropriate, subject to any reserve which the Company in the discretion of the Members may retain.

            (b) Without limiting the generality of Section 5.4(a), if and to the extent that the Company is earning income which will result in the Members (or their shareholders or partners which are subject to such income tax in lieu of such Members) being subject to income tax on their distributive share of the Company's income, then, subject to subsection
      (c) below, upon the request of a Member minimum distributions shall be made to the Members within ninety (90) days after the close of the taxable year in such amounts and at such times as shall be sufficient to enable the Members (or their shareholders or partners, as the case may be) to meet income tax liability arising or incurred as a result of their participation in the Company. Such distributions to Members in respect of income tax liability shall be determined by (i) multiplying the Net Income allocated to the Member in respect of the taxable year by the highest marginal federal income tax rate then in effect for individuals (without regard to such Member's actual income tax rate) and (ii) subtracting from such product the amount of all other distributions made during the taxable year to the Member.

            (c) The Company shall not make a distribution to a Member to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Units in the Company and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the


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      assets of the Company only to the extent that the fair value of that property exceeds that liability.

            (d) A Member that receives a distribution in violation of subsection (c), and knew at the time of the distribution that the distribution violated that subsection, shall be liable to the Company for the amount of the distribution. A Member that receives a distribution in violation of subsection (c), and did not know at the time of the distribution that the distribution violated that subsection, shall not be liable for the amount of the distribution.

            (e) All amounts paid or withheld pursuant to the Code or any provision of any state or local tax law with respect to any Member shall be treated as amounts distributed to the Member pursuant to this Article for all purposes under this Agreement.

         5.5      Distribution in Kind.

            (a) No Member shall have a right to demand and receive any distribution in any form other than cash.

            (b) No Member shall be compelled to accept a distribution of any asset in kind to the extent that the percentage of the asset distributed to the Member exceeds a percentage of that asset that is equal to such Member's Percentage Interest.

      5.6 Construction of Certain Provisions. The allocations and distributions set forth in this Agreement are intended to comply with the requirements of Code Sections 704(b) and 704(c) and the Treasury Regulations that have been or may be promulgated thereunder and shall be interpreted and applied in a manner consistent therewith. If, in the sole opinion of the Manager, any allocation or distribution provision does not conform with such Code Sections or such Treasury Regulations, then, notwithstanding anything to the contrary contained in this Agreement, such allocations shall, upon notice in writing to the Members, be modified to satisfy such Code Sections and Treasury Regulations; provided, however, that no such modification shall materially alter the economic arrangement between the Members.


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                                    ARTICLE 6
                         EXCULPATION AND INDEMNIFICATION

      6.1   Exculpation.

            (a) Neither the Members nor any agent of the Members, including any Manager or officer (collectively, including the Members, the "Indemnified Parties"), shall be liable to the Company for mistakes of judgment or for any action or inaction, unless such mistakes, action or inaction arise out of, or are attributable to, the gross negligence or willful misconduct of the Indemnified Party; nor shall any Indemnified Party be liable to the Company for any action or inaction of any employee or agent of the Company or a Manager. Any Indemnified Party may consult with counsel, accountants, investment bankers, financial advisers, appraisers and other specialized, reputable, professional consultants or advisers in respect of Company affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such persons, provided that they shall have been selected with reasonable care.

            (b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 6.1 shall not be construed so as to relieve (or attempt to relieve) the Indemnified Parties of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law (including the Act), but shall be construed so as to effectuate the provisions of this Section 6.1 to the fullest extent permitted by applicable law (including the Act).

      6.2   Right to Indemnification.

      (a) The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Indemnified Party who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of such person's service to or on behalf of, or management of the affairs of, the Company, or rendering of advice or consultation with respect thereto, or that relate to the Company, its properties, business or affairs against all liability and loss suffered and expenses (including attorneys' fees and expenses) reasonably incurred by such person; provided that the Company shall not indemnify any person for any liability resulting or arising from the gross negligence or willful misconduct of


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      any such person. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person was grossly negligent or that he or she engaged in willful misconduct. The Company shall be required to indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Manager. The Company may, by action of the Manager, provide indemnification to employees or agents of the Company with the same scope and effect as the foregoing indemnification of the Members and the Manager provided for in this Section 6.2.

            (b) The right to indemnification conferred by this Section 6.2 shall be a contract right based upon an offer from the Company which shall be deemed to be accepted and acknowledged by each person who becomes a Manager of the Company.

      6.3 Prepayment of Expenses. The Company may, in its discretion, pay the expenses (including attorneys' fees) incurred by such Indemnified Party in defending any such Proceeding in advance of its final disposition, provided that such advance payment shall be made only upon receipt of an undertaking, by or on behalf of such Indemnified Party, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under this Article 6 or otherwise.

      6.4 Claims. If a claim for indemnification or payment of expenses under this Article 6 is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses (including attorney's fees) of prosecuting such claim.

      6.5   Nonexclusivity of Rights. The rights conferred on any person by this
Article 6 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, this Agreement or any other agreement, vote of the Members or otherwise.

      6.6 Insurance. The Company may maintain insurance, at its expense, to protect itself and the Manager(s) or any employee, or agent of the Company against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against expense, liability or loss under applicable law.

      6.7 Amendment or Repeal. Any repeal or modification of this Article 6 by the Members shall not adversely affect any right or protection of an Indemnified Party existing at the time of such repeal or modification.


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                                    ARTICLE 7
                           DISSOLUTION OF THE COMPANY

      7.1 Events of Dissolution. The Company shall be dissolved and terminated upon the earliest to occur of the following events of dissolution:

            (a)   The dissolution or bankruptcy of the Members;

            (b) The entry of a decree of judicial dissolution under Section 18-802 of the Act; and

            (c)   The consent of the Members.

      7.2 Winding Up. If any of the events set forth in Section 7.1 hereof occur, then the Company shall be dissolved and any assets shall be applied in the following order of priority:

            (a) To payment of the debts and liabilities of the Company (other than to the Members) in the order of priority provided by law;

            (b) To the establishment of reserves which are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

            (c) To the payment of debts and liabilities of the Company to the Members; and

            (d) The remaining assets shall be distributed to the Members in proportion to their respective positive Capital Accounts, as those accounts are determined after all adjustments to such accounts for the taxable year of the Company during which the liquidation occurs as are required by this Agreement and Treasury Regulation Section 1.704-1(b), such adjustments to be made within the time specified in such Treasury Regulation.

                                    ARTICLE 8

                              NOTICES AND ADDRESSES

      8.1 Manner of Notices. All notices or other communications given or made under this Agreement shall be in writing and, whether addressed to the Company or the Members, to:

                                  c/o BFOL 2 LP

                           639 Isbell Road, Suite 390
                               Reno, Nevada 89509

                                    ARTICLE 9

                                  MISCELLANEOUS

      9.1 Amendments. This Agreement shall be amended only with the written consent of the parties hereto.

      9.2 Severability. If any portion of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such portion shall be deemed severed from this Agreement and the balance of this Agreement shall remain in effect.

      9.3 Construction. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware.

      9.4 Entire Agreement. This Agreement, together with any instruments incorporated into this Agreement by reference, constitutes the entire agreement with respect to this Company.

      IN WITNESS WHEREOF, this instrument has been executed by or on behalf of the parties hereto as of the date first written above.

                                            MEMBERS:

                                            BFC 2 LP, BY ITS GENERAL PARTNER
                                            BFOL 1 CORP.

                                            By: /s/ Doris J. Krick
                                                --------------------------------
                                                Doris J. Krick, President

                                            BFOL 2 LP, BY ITS GENERAL PARTNER
                                            BFC I CORP.

                                            By: /s/ Janice C. George
                                                --------------------------------
                                                 Janice C. George, President

                                    BFC 3 LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

                                   SCHEDULE A

                                               INITIAL
   MEMBER NAME &                               CAPITAL                           MEMBERSHIP        PERCENTAGE
     ADDRESS                                  CONTRIBUTION                         UNITS            INTEREST
---------------------                         ------------                         -----            --------
BFC 2 LP                              Cash in the amount of $5,940; and             99                99%
639 Isbell Road, Suite 390 Reno,      a 24.5025% limited partner
Nevada 89509                          partnership interest in Buckeye

                                      Florida, Limited Partnership ("BFLP"), a
                                      Delaware limited partnership.

BFOL 2 LP                             Cash in the amount of $60; and a               1                 1%
639 Isbell Road, Suite 390 Reno,      .2475% limited partner partnership
Nevada 89509                          interest in BFLP.


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